UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 15, 2025

374WATER INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27866	88-0271109
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 Southcenter Court, Suite 200

Morrisville, NC 27560

(Address of Principal Executive

Offices)(Zip Code)

(440) 601-9677

 (Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SCWO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 15, 2025, 374Water Inc. (“374Water” or the “Company”) filed a Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the issued and outstanding shares of the Company’s Common Stock (the “Common Stock” ). The Certificate of Amendment will take effect as of 12:01 a.m. Eastern Time on December 26, 2025 (the “Effective Time”).

Upon the Effective Time of the Certificate of Amendment with the Secretary of State of the State of Delaware, each ten (10) shares of Common Stock issued immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) share of Common Stock. No fractional shares shall be issued. In lieu thereof, stockholders of record who otherwise would be entitled to receive fractional shares will be instead entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled, multiplied by the closing price of our common stock on Nasdaq on the date of the Effective Time. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive. The cash payment may be paid by check, wire, deposit into an existing brokerage account or some other means depending on how the shares are held.. The Reverse Stock Split will affect all shares of the Company’s Common Stock outstanding, or held as treasury stock, immediately prior to the effective time of the Reverse Stock Split, as well as the number of shares of Common Stock available for issuance under the Company’s equity incentive plans. In addition, the Reverse Stock Split will result in a reduction in the number of shares of Common Stock issuable upon the exercise of stock options, restricted stock units and warrants outstanding immediately prior to the effectiveness of the Reverse Stock Split with a corresponding increase in the exercise price per share applicable to such stock options. The total number of shares of capital stock that we are authorized to issue pursuant to the Company’s Amended and Restated Certificate of Incorporation will not be affected by the Reverse Stock Split and will remain at 1,050,000,000 shares, consisting of 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock.

The Company's Common Stock is scheduled to begin trading on a post-Reverse Stock Split basis at the market open on December 26, 2025, under the Company's existing trading symbol “SCWO.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 88583P 203. The par value per share of the common stock will remain unchanged at $0.0001.

The foregoing brief description of the Certificate of Amendment is qualified in its entirety by the full text of the Certificate of Amendment, filed as Exhibit 3.1 hereto and incorporated herein by reference.

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Item 5.07 Submission of Matters to a Vote of Security Holders.

At a special meeting of stockholders (the “Special Meeting”) of 374Water held on December 15, 2025, the following proposals were submitted to the stockholders of 374Water:

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Proposal 1: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, to, at the discretion of the Company’s Board of Directors, effect a reverse stock split with respect to the Company’s issued and outstanding common stock, at a ratio of 1-for-8 to 1-for-20, with the ratio within such range to be determined at the discretion of the Company’s Board of Directors (or any of its delegated authorized persons) without further approval or authorization of our stockholders (the “Reverse Stock Split Proposal”).

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Proposal 2: To authorize an adjournment or adjournments of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

At the close of business on October 24, 2025, the record date for the Special Meeting, 169,248,799 shares of the Company’s common stock, par value $0.0001 per share, were issued and outstanding and entitled to vote at the Special Meeting.

The number of votes cast for, against and abstaining in respect of the Reverse Stock Split Proposal is set forth below:

Votes For	Votes Against	Votes Abstaining
99,559,608	30,352,738	1,411,103

Since there were sufficient votes at the time of the Special Meeting to approve the Reverse Stock Split Proposal, the Adjournment Proposal was not called for at the Special Meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment of Certificate of Incorporation 374Water Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2025	374WATER INC.

	By:	/s/ Stephen J. Jones
	Name:	Stephen J. Jones
	Title:	Interim President and Chief Executive Officer

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